Exhibit 10.7

[Control4 logo]

Control4 Technologies

11734 Election Drive Suite 200

Salt Lake City, UT 84020

801-523-3100

August 1, 2006

Jefferson Dungan

1273 Star Ridge Court

Wellington, CO 80549

Subject: Offer of Employment

Dear Jefferson,

Control4 is pleased to extend an offer of employment to you as Vice President of Manufacturing and Supply Chain Operations reporting to Rhonda Bassett-Spiers, Chief Operating Officer. Your annual compensation will be $150,000 per year (paid semi-monthly). You will be eligible to participate in the company bonus program with a potential payout at 40% of your base pay. In addition, you will receive 250,000 shares of employee stock options. There will also be a $20,000 allowance permitted towards relocation costs.

This offer is supplemented by our competitive benefits package which is summarized on the enclosed benefits overview.

We would like to make your acceptance of this offer by Wednesday, August 2, 2006. Should you have any questions, please feel free to contact me. We look forward to having you join our team.

Sincerely,

Alison Nielson, PHR

Director of Human Resources

Enclosure

Agreed and Accepted

/s/ Jefferson Dungan	August 2, 2006
Jefferson Dungan	Date

CONTROL4 CORPORATION

Confidential Information and Proprietary inventions Agreement

As a condition of my relationship with Control4 Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree to the following terms under this Confidential Information and Proprietary Inventions Agreement (this “Agreement”):

1.             Confidential Information.  I agree at all times during the term of my relationship (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company, or to disclose to any person or entity without written authorization of the President of the Company, any Confidential Information of the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data or research, trade secrets, customer information or know-how.  I further understand that Confidential Information does not include any information that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations concerning the item or items involved. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any other person or entity.

2.             Intellectual Property. Any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the anticipated research or development of the Company, shall be the sole and exclusive property of the Company. I hereby assign to the Company, or its designee, all of my right, title and interest in and to such intellectual Property. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I further agree to assist the Company, or its designee, at the Company’s expense and in every proper way requested by the Company, to secure the Company’s rights in the Intellectual Property, including any copyrights, patents or other rights in any and ail countries. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to perfect such rights with the same legal force and effect as if done by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be teemed to be coupled with an interest and therefore irrevocable. If in the course of my Relationship with the Company, I incorporate into Company property any intellectual property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such intellectual property as part of or in connection with such Company property.

3.             Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all of the Company’s Intellectual Property or Confidential Information.

4.             Remedies.  I agree that any harm arising from a breach by me of the covenants of this Agreement would be immediate and irreparable, and that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Agreement prior to resolution of any dispute.  Accordingly, in any claim form breach of a covenant the Company may, in addition to any other right or remedy, obtain an injunction or other equitable relief from a court of competent jurisdiction.

5.             No Solicitation of employees.  I agree that during the period of my employment at the Company and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who is then employed by the Company or who was employed by the Company, as an employee or consultant within the prior three (3) month period, on behalf of myself or any other person or entity, directly or indirectly.

6.             General Provisions.

(a)                Governing Law: Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of Utah as they apply to contracts entered into and wholly to be performed within such State, and I expressly consent to the jurisdiction and venue of the courts located in the federal District of Utah.

(b)                Miscellaneous.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

                IN WITNESS WHEREOF, the undersigned has executed this Confidential Information and Proprietary Inventions Agreement as of the date set forth below.

By:	/s/ Jeff Dungan

Name:	Jeff Dungan

Witness:

		By:	/s/ Alison Nielson
		Name:	Alison Nielson